Exhibit 99.1

CNET Networks Receives Nasdaq Staff Determination Letter Regarding Delayed Filing of Form 10-Q

SAN FRANCISCO, November 15, 2006 - CNET Networks, Inc. (Nasdaq: CNET) announced that it received a Nasdaq Staff Determination notice on November 13, 2006 stating that the company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter, which was expected, was issued in accordance with Nasdaq procedures due to the company’s failure to timely file its Form 10-Q with the Securities and Exchange Commission (SEC) for its fiscal quarter ended September 30, 2006.

In response to a similar letter the company received in August 2006 following the company’s failure to file its Form 10-Q for the quarter ended June 30, 2006, the company requested and was granted a hearing on September 26, 2006 with the Nasdaq Listing Qualifications Panel. The November 13, 2006 Nasdaq notice states that the September 30, 2006 10-Q filing delinquency will serve as an additional basis for delisting the company’s securities on the Nasdaq Global Market and that the Nasdaq Listing Qualifications Panel will consider this matter in rendering a determination regarding the company’s continued listing on the Nasdaq Global Market. Pending a decision by the hearing panel, CNET Networks’ common stock will continue to be listed on the Nasdaq Global Market. There can be no assurance that the hearing panel will grant the company’s request for continued listing.

The company previously announced that a Special Committee of the company’s Board of Directors completed an independent review of CNET Networks’ past stock option practices and related accounting. Management expects that CNET Networks will restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The company is in the process of preparing its restated financial statements which the company expects to file with the Securities and Exchange Commission along with its delinquent Form 10-Qs as soon as practicable.

Forward-Looking Statements

This press release contains forward-looking statements concerning the company’s plans to remain listed on the Nasdaq, to restate its historical financial statements and to file delinquent quarterly reports on Form 10-Q with the Securities and Exchange Commission. There can be no assurance concerning the

Nasdaq Listing Qualifications Panel determination or the timing of the company’s restatement process. Forward-looking statements are made as of the date of this press release and, except as required by law, CNET Networks does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks, Inc.

CNET Networks, Inc. is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

Contact:

Cammeron McLaughlin

(415) 344-2844

cammeron.mclaughlin@cnet.com